CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Angel Oak High Yield Opportunities Fund, a series of Angel Oak Funds Trust, under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.
Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 11, 2016